Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)

Notes	$250,000,000.00	$9,825.00

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $1,181,591.90 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, and have been carried forward, of which $9,825.00 is offset against the registration fee due for this offering and of which $1,171,766.90 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing Supplement	Registration Statement no. 333-134553
To prospectus dated May 30, 2006 and	Dated February 20, 2008
MTN prospectus supplement dated May 30, 2006	Rule 424(b)(2)

$250,000,000

LEHMAN BROTHERS HOLDINGS INC.

Opta Exchange-Traded Notes due February 25, 2038

Linked to the S&P Listed Private Equity Index® Net Return (U.S. dollar)

The Opta Exchange-Traded Notes due February 25, 2038 (the “Notes”) are linked to the S&P Listed Private Equity Index® Net Return (U.S. dollar), do not guarantee any return of principal at maturity and do not pay any interest during their term. Instead, you will receive a cash payment at maturity or upon early redemption based on the performance of the S&P Listed Private Equity Index® Net Return (U.S. dollar) less an investor fee. The principal terms of the Notes are as follows:

Issuer:	Lehman Brothers Holdings Inc.
Issuer Ratings:	A+/A1/AA-†
Inception Date:	February 20, 2008
Initial Settlement Date:	February 25, 2008
Maturity Date:	February 25, 2038††
Term:	30 years
Index:	The S&P Listed Private Equity Index® Net Return (U.S. dollar) (Bloomberg Symbol: “SPLPEQNT”) (the “Index”) is comprised of the stocks of 30 leading listed private equity companies that meet size, liquidity, exposure and activity requirements (each an “Index Component” and, collectively, the “Index Components”). Index Component weights are driven by liquidity, with no single Index Component having a weight of more than 7.5% in the Index at the time of reconstitution. The Index is designed to provide tradable exposure to the leading publicly listed companies in the private equity sector. The Index includes private equity stocks from North America, Europe and the Asia Pacific region, which are trading on developed market exchanges. The Index is sponsored by the Index Sponsor and calculated and published by the Index Calculation Agent.
Payment at Maturity:	If you hold your Notes to maturity, you will receive a cash payment at maturity equal to (1) the principal amount of your Notes times (2) the index factor on the final valuation date times (3) the fee factor on the final valuation date.
Secondary Market:	The Notes are listed on the NYSE Arca stock exchange (“NYSE Arca”) under the ticker symbol “PPE”. If an active secondary market in the Notes exists, we expect that investors will purchase and sell the Notes primarily in this secondary market. You should be aware that the listing of the Notes on NYSE Arca does not necessarily ensure that a liquid trading market will be available for the Notes.
Early Redemption:	Subject to the notification requirements described below, you may require us to redeem your Notes prior to maturity. If you elect to require us to redeem your Notes, you will receive a cash payment in an amount equal to the applicable early redemption value, which will equal (1) the principal amount of your Notes times (2) the index factor on the applicable valuation date times (3) the fee factor on the applicable valuation date. You must present for early redemption at least 50,000 Notes at one time in order to exercise your right to require us to redeem your Notes on any early redemption date.
Early Redemption Mechanics:	In order to effect an early redemption of your Notes, your broker or other person with whom you hold your Notes (each, a “broker/agent”) must deliver a duly completed notice of early redemption to us via email, which must be received by us no later than 11:00 a.m., New York City time, no later than the business day prior to the desired valuation date specified in the notice of early redemption (the “notice deadline date”) and follow the procedures set forth under “Description of Notes—Early Redemption Procedures”. If you fail to comply with these procedures, your notice will be deemed ineffective and we will not redeem your Notes on the early redemption date corresponding to the valuation date specified in your notice of early redemption.
Valuation Date:	Valuation date means the trading day on which the Note calculation agent determines the amount payable on your Notes on the maturity date or an early redemption date, as the case may be. If you hold your Notes to maturity, the valuation date will be February 22, 2038††, which we refer to as the “final valuation date” (or if such day is not a trading day, the next succeeding trading day). If we redeem your Notes prior to maturity at your request, the valuation date will be the date specified in your notice of early redemption (or if such day is not a trading day, the next succeeding trading day). In each case, the valuation date is subject to postponement and adjustment due to a market disruption event, as described under “Description of Notes—Market Disruption Events”.
Early Redemption Date:	The early redemption date is the third business day following the valuation date (for the early redemption of your Notes).
No Interest Payments:	There will be no interest payments during the term of the Notes.
Initial Index Level:	161.44, which was the closing level of the Index on the inception date.
Index Factor:	The index factor on any given day will be equal to the closing level of the Index on that day divided by the initial Index level, subject to postponement and adjustment due to a market disruption event as described under “Description of Notes—Market Disruption Events”.
Trading Day:	A day, as determined in good faith by the Note calculation agent, on which the exchanges on which each of the Index Components is scheduled to be (or, but for the occurrence of a market disruption event, would have been) open for trading during its regular trading session (notwithstanding any such exchange closing prior to its scheduled closing time).
Index Sponsor:	Standard & Poor’s (“S&P”), a division of The McGraw-Hill Companies, Inc.
Index Calculation Agent:	S&P
Note Calculation Agent:	Lehman Brothers Inc.
Fee Factor:

The fee factor, determined in accordance with the formula set forth below, is equal to (x) one minus the annual investor fee, raised to the power of (y) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365. The annual investor fee is equal to 0.75%.

Number of Days Since Inception
Fee Factor = (1 – 0.0075) 365

Because the fee factor reduces the amount of your return at maturity or upon early redemption, the level of the Index must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon early redemption. If the level of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon early redemption.
Denominations:	The Notes will be issued in denominations of $50.
CUSIP:	52522L756
ISIN:	US52522L7560
†

Lehman Brothers Holdings Inc.’s long-term senior debt is rated A+ by Standard & Poor’s, A1 by Moody’s and AA- by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the Issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations.

††	Subject to postponement and adjustment in the event of a market disruption event, as described under “Description of Notes—Market Disruption Events” in this pricing supplement.

Investing in the Opta Exchange-Traded Notes due February 25, 2038 involves a number of risks. See “ Risk Factors” beginning on page PS-8 of this pricing supplement and “Risk Factors” in the MTN prospectus supplement.

The Notes do not guarantee any return of principal at maturity. YOU MAY LOSE THE ENTIRE PRINCIPAL AMOUNT OF YOUR INVESTMENT.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying base prospectus and MTN prospectus supplement and any other related prospectus supplements, or any other relevant terms supplement. Any representation to the contrary is a criminal offense.

We intend to sell a portion of the Notes on the inception date at 100% of their stated principal amount. The remainder of the Notes will be offered and sold from time to time at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. With respect to each Note sold, Lehman Brothers Inc. will be entitled to receive as underwriting compensation a fee equal to a portion of the annual investor fee (as described under “Description of Notes—Payment at Maturity” and “Description of Notes—Payment Upon Early Redemption”), provided that aggregate underwriting compensation will not exceed a total of 8% of proceeds. Lehman Brothers Inc. may pay selling concessions to other dealers on an annual basis (the amount of which concessions may depend on the length of time investors have held the Notes) or on an annualized basis (reflecting payment of a concession amount determined at the time of sale). Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the hedges. Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

We may use this pricing supplement in the sale of Notes. In addition, Lehman Brothers Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement together with the base prospectus, as supplemented by the MTN prospectus supplement relating to our Series I medium-term notes of which the Notes are a part, is being used in a market-making transaction.

LEHMAN BROTHERS

February 20, 2008	MTNI681

PRICING SUPPLEMENT

Additional Terms Specific to the Notes	PS-1
Summary Information—Q&A	PS-2
Risk Factors	PS-8
Use of Proceeds; Hedging	PS-14
Valuation of the Notes	PS-15
Description of Notes	PS-17
The Index	PS-23
Certain U.S. Federal Income Tax Consequences	PS-30
Supplemental Plan of Distribution	PS-34
Benefit Plan Investor Considerations	PS-35
Notice of Early Redemption	A-1
Confirmation of Early Redemption	B-1

MTN PROSPECTUS SUPPLEMENT

Risk Factors	S-4
Description of the Notes	S-13
Supplemental United States Federal Income Tax Consequences	S-37
Certain ERISA Considerations	S-44
Plan of Distribution	S-45
Appendix A	A-1

BASE PROSPECTUS

Prospectus Summary	1
General Information	6
Cautionary Statement Regarding Forward-Looking Statements	6
Use of Proceeds	7
Ratios of Earnings to Fixed Charges and of Earnings to Combined Fixed Charges and Preferred Stock Dividends	7
Description of Debt Securities	8
Description of Warrants	19
Description of Purchase Contracts	23
Description of Preferred Stock	27
Description of Depositary Shares	30
Description of Common Stock	32
Description of Units	34
Form, Exchange and Transfer	37
Book-Entry Procedures and Settlement	38
United States Federal Income Tax Consequences	40
Plan of Distribution	54
Certain ERISA Considerations	58
Where You Can Find More Information	58
Legal Matters	59
Experts	59

ADDITIONAL TERMS SPECIFIC TO THE NOTES

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read this pricing supplement together with the accompanying base prospectus dated May 30, 2006, as supplemented by the MTN prospectus supplement dated May 30, 2006 relating to our Series I medium-term notes of which the Notes are a part. Buyers should rely upon the accompanying base prospectus and MTN prospectus supplement, this pricing supplement and any other relevant terms supplement for complete details. To the extent that there are any inconsistencies among the documents listed below, this pricing supplement shall supersede the base prospectus and the MTN prospectus supplement. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below or by calling Lehman Brothers Inc. toll-free at 1-888-603-5847.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	MTN prospectus supplement dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

•	Base prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

In making your investment decision, you should rely only on the information contained or incorporated by reference in this pricing supplement and the accompanying base prospectus and MTN prospectus supplement with respect to the Notes offered and with respect to Lehman Brothers Holdings Inc. We have not authorized anyone to give you any additional or different information. The information in this pricing supplement and the accompanying base prospectus and MTN prospectus supplement and in the documents incorporated by reference therein may be accurate only as of the respective dates of each of those documents.

The Notes described in this pricing supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisors. You should be aware that the regulations of Financial Industry Regulatory Authority, Inc. (“FINRA”) and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the Notes.

In this pricing supplement and the accompanying base prospectus and MTN prospectus supplement, “we,” “us” and “our” refer to Lehman Brothers Holdings Inc. and not to any of its subsidiaries, unless the context requires otherwise.

We are offering to sell, and are seeking offers to buy, the Notes only in jurisdictions where offers and sales are permitted. Neither this pricing supplement nor the accompanying base prospectus or MTN prospectus supplement constitutes an offer to sell, or a solicitation of an offer to buy, any Notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You must (1) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this pricing supplement and the accompanying base prospectus or MTN prospectus supplement, and the purchase, offer or sale of the Notes and (2) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the Notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agent shall have any responsibility therefor.

SUMMARY INFORMATION – Q&A

The following is a summary of terms of the Opta Exchange-Traded Notes due February 25, 2038 (the “Notes”), as well as a discussion of considerations you should take into account when deciding whether to invest in the Notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying base prospectus and MTN prospectus supplement.

What are the Notes?

The Notes are senior unsecured debt obligations that are linked to the performance of the S&P Listed Private Equity Index® Net Return (U.S. dollar) (the “Index”). The Notes will initially be issued in denominations of $50.

What does the Index measure?

The Index includes 30 Index Components which are large, liquid private equity stocks from North America, Europe and the Asia Pacific region trading on developed market exchanges. The Index is designed to provide tradable exposure to the leading publicly listed companies in the private equity sector. A combination of quantitative and qualitative criteria is used to determine Index Components. The Index Components must meet qualitative criteria related to exposure to the private equity business, frequency of investments and citations in the industry literature to ensure that they are legitimate representatives of the listed private equity market. They also must meet quantitative criteria related to size and liquidity to ensure investability and tradeability. Index Component weights are driven by liquidity, with no single stock having a weight of more than 7.5% in the Index at the time of reconstitution.

How do the Notes work?

If you have not elected to require us to redeem your Notes prior to maturity, you will receive a cash payment at maturity equal to (1) the principal amount of your Notes times (2) the index factor on the final valuation date times (3) the fee factor on the final valuation date. You may, subject to certain restrictions and procedures, elect to require us to redeem your Notes prior to maturity. You must present for early redemption at least 50,000 Notes at one time in order to exercise your right to require us to redeem your Notes on any early redemption date. Your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions), but not you individually in combination with other investors, may bundle your Notes for early redemption with those of other investors to reach this minimum. If you choose to require us to redeem your Notes on an early redemption date prior to maturity, you will receive a cash payment on such date in an amount equal to the applicable early redemption value, which will equal (1) the principal amount of your Notes times (2) the index factor on the applicable valuation date times (3) the fee factor on the applicable valuation date. For a description of the requirements you must observe in order to require us to redeem your Notes, see “How do I exercise my option to require Lehman Brothers Holdings Inc. to redeem my Notes?” below.

The initial Index level is the closing level of the Index on the inception date. The index factor on any given day will be equal to the closing level of the Index on that day divided by the initial Index level, subject to postponement and adjustment due to a market disruption event as described under “Description of Notes—Market Disruption Events”.

The fee factor, determined in accordance with the formula set forth below, is equal to (x) one minus the annual investor fee, raised to the power of (y) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365. The annual investor fee is equal to 0.75%.

Number of Days Since Inception
Fee Factor = (1 – 0.0075)	365

As a result, if the Notes were held to maturity and purchased at 100% of their original principal amount, the Index would have to appreciate by approximately 25.4% or more in order for you to receive your principal at maturity.

The valuation date means the trading day on which the Note calculation agent determines the payment at maturity or early redemption value of your Notes, as the case may be. If you hold your Notes to maturity, the valuation date will be February 22, 2038, which we refer to as the “final valuation date” (unless such date is not a trading day, in which case the final valuation date will be the next succeeding trading day). If we redeem your Notes prior to maturity at your request, the valuation date will be the date specified in your notice of early redemption (unless such date is not a trading day, in which case the valuation date will be the next succeeding trading day). In each case, the valuation date is subject to postponement and adjustment due to a market disruption event, as described under “Description of Notes—Market Disruption Events”. A trading day is a day, as determined in good faith by the Note calculation agent, on which the exchanges on which each of the Index Components is scheduled to be (or, but for the occurrence of a market disruption event, would have been) open for trading during its regular trading session (notwithstanding any such exchange closing prior to its scheduled closing time).

The early redemption date is the third business day following the valuation date for the early redemption of your Notes.

For a further description of how your payment at maturity or upon early redemption will be calculated, see “Description of Notes” in this pricing supplement.

Because the fee factor reduces the amount of your return at maturity or upon early redemption, the level of the Index must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon early redemption. If the level of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon early redemption.

Will I receive interest payments on the Notes?

We will not pay you interest during the term of the Notes.

How do I exercise my option to require Lehman Brothers Holdings Inc. to redeem my Notes?

To exercise your option to require us to redeem your Notes, you must instruct your broker or other person through whom you hold your Notes (each, a “broker/agent”) to take the following steps on your behalf:

•

No later than the business day prior to the desired valuation date specified in your notice of early redemption (the “notice deadline date”), your broker/agent must deliver to us via email, and we must receive no later than 11:00 a.m., New York City time, on or prior to the notice deadline date, a duly completed notice of early redemption, which is attached as Annex A to this pricing supplement. If we receive your notice by the time specified in the preceding sentence, we will respond by sending your broker/agent a form of confirmation of early redemption, which is attached as Annex B to this pricing supplement;

•

Upon receipt from us of the form of confirmation of early redemption, your broker/agent must deliver the signed confirmation of early redemption to us via facsimile in the specified form by 4:00 p.m., New York City time, on or prior to the notice deadline date. We or our affiliate must acknowledge receipt in order for your confirmation to be effective. If your notice and confirmation are received within the deadlines above on any business day on or prior to the notice deadline date, the valuation date for the early redemption of your Notes will be the date you have specified in your notice of early redemption (provided, however, that if such date is not a trading day, the valuation date will be the next succeeding trading day) and the early redemption date will be the third business day following that valuation date (in each case, subject to postponement and adjustment due to a market disruption event, as described under “Description of Notes—Market Disruption Events”);

•

On the valuation date, your broker/agent must instruct your DTC custodian to book a delivery vs. payment trade with respect to your Notes at a price equal to the applicable early redemption value, facing Lehman Brothers DTC 074; and

•

Your broker/agent must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable early redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Notes in respect of such deadlines. If we do not receive your notice of early redemption by 11:00 a.m., or your confirmation of early redemption by 4:00 p.m., on or prior to the notice deadline date, your notice will not be effective on the notice deadline date and we will not redeem your Notes on the early redemption date corresponding to the valuation date specified on the notice of early redemption (or any other early redemption date, unless a duly completed and timely notice and confirmation of early redemption is delivered with respect to such other early redemption date). Any early redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable. You may only specify a trading day from February 21, 2008 to February 21, 2038, inclusive, as the desired valuation date on your notice of early redemption.

Are the Notes listed on a stock exchange?

Yes, the Notes are listed on NYSE Arca under the ticker symbol “PPE”. If an active secondary market in the Notes exists, we expect that investors will purchase and sell the Notes primarily in this secondary market.

Are there any risks associated with my investment?

Yes, an investment in the Notes involves risks. We urge you to read the explanation of these risks in “Risk Factors” in this pricing supplement and “Risk Factors” in the MTN prospectus supplement.

What are the tax consequences of the Notes?

Investors should consider the tax consequences of investing in the Notes. No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in the Notes are not certain. Lehman Brothers Holdings Inc. is not requesting any ruling from the Internal Revenue Service with respect to the Notes and cannot assure you that the Internal Revenue Service will agree with the treatment described in this pricing supplement. The Internal Revenue Service could assert other characterizations that could affect the timing, amount and character of income or deductions. Lehman Brothers Holdings Inc. intends to treat, and by purchasing a Note, for all tax purposes, you agree to treat, a Note as a cash-settled financial contract, rather than as a debt instrument. You should consult your own tax advisor concerning the alternative characterizations. Neither Lehman Brothers Holdings Inc. nor any of its affiliates provide tax advice. See “Certain U.S. Federal Income Tax Consequences” in this pricing supplement.

How is the payment at maturity or upon early redemption determined?

Set forth below is an explanation of the steps necessary to calculate the payment on the Notes at maturity or upon early redemption.

Step 1: Calculate the fee factor

The fee factor, determined in accordance with the formula set forth below, is equal to (x) one minus the annual investor fee, raised to the power of (y) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365.

Number of Days Since Inception
Fee Factor = (1 – 0.0075)	365

Step 2: Calculate the index factor

The index factor on any given day will be equal to the closing level of the Index on that day divided by the initial Index level, subject to postponement and adjustment due to a market disruption event as described under “Description of Notes—Market Disruption Events”.

Step 3: Calculate the payment

You will receive a cash payment at maturity or upon early redemption, as applicable, equal to (1) the principal amount of your Notes times (2) the index factor on the applicable valuation date times (3) the fee factor on the applicable valuation date.

Because the fee factor reduces the amount of your return at maturity or upon early redemption, the level of the Index must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon early redemption of your Notes. If the level of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon early redemption of your Notes.

Hypothetical Payment at Maturity

The following table illustrates the hypothetical payment at maturity per $50 Note, for a hypothetical range of circumstances which assume 400% appreciation to 60% depreciation in the closing level of the Index on the final valuation date relative to the initial Index level. The payment at maturity amounts in the table below reflect the subtraction of the annual investor fee of 0.75% per year and the initial Index level of 161.44. The hypothetical payment at maturity examples set forth below are for illustrative purposes only are based solely on the hypothetical examples cited and should not be taken as indicative of any actual payment at maturity on the Notes; the closing levels of the Index on the final valuation date and the index factors have been chosen arbitrarily for the purpose of these examples and should not be taken as indicative of the future performance of the Index. The numbers appearing in the table and examples below have been rounded for ease of analysis.

While the following examples relate to the calculation of the payment on a $50 Note if held to maturity, fundamentally similar calculations would be made to determine the early redemption amount that would be paid to you if you exercise your right to require us to redeem your Notes prior to the maturity date under the conditions described herein, except that in the case of any early redemption, the closing level of the Index and index factor indicated in the table below would instead be determined on, and the fee factor would be calculated to and including, the applicable valuation date.

Closing Level of the Index on the Final Valuation Date	Index Factor [1]		Fee Factor [2]		Principal Amount		Payment at Maturity
807.20	5.00	×	0.798	×	$50	=	$199.42
605.40	3.75	×	0.798	×	$50	=	$149.56
443.96	2.75	×	0.798	×	$50	=	$109.68
322.88	2.00	×	0.798	×	$50	=	$79.77
242.16	1.50	×	0.798	×	$50	=	$59.83
201.80	1.25	×	0.798	×	$50	=	$49.85
161.44	1.00	×	0.798	×	$50	=	$39.88

145.30	0.90	×	0.798	×	$50	=	$35.90
129.15	0.80	×	0.798	×	$50	=	$31.91
113.01	0.70	×	0.798	×	$50	=	$27.92
96.86	0.60	×	0.798	×	$50	=	$23.93
80.72	0.50	×	0.798	×	$50	=	$19.94
64.58	0.40	×	0.798	×	$50	=	$15.95

[1]

The index factor on any given day (which, for the purposes of the examples, is assumed to be the final valuation date) will be equal to the closing level of the Index on that day divided by the initial Index level, subject to postponement and adjustment due to a market disruption event as described under “Description of Notes—Market Disruption Events”.

[2]

The fee factor is equal to (x) one minus the annual investor fee of 0.75%, raised to the power of (y) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365 and as of any date will be determined as follows:

Number of Days Since Inception
Fee Factor = (1 – 0.0075)	365

The following examples illustrate how the Notes would perform in hypothetical circumstances. We have included one example in which the Index has increased by approximately 800% at maturity, as well as one example in which the Index has decreased by approximately 50% at maturity. These examples highlight how the indicative value of the Notes, and related Note performance, may change over time in different circumstances. The figures in these examples have been rounded for convenience. Figures for year 30 are as of the final valuation date, figures for year 0 are as of the inception date, and figures for each other year are as of each annual anniversary following the inception date. Based on the hypothetical figures below, a holder would receive payment at maturity per $50 Note in the amount indicated as the indicative value for year 30, calculated in accordance with the indicated formula, as described more fully above and elsewhere herein.

For purposes of these examples, N = the actual number of days elapsed from the inception date to and including the applicable valuation date. For purposes of the calculations in this table, each year is assumed to have 365 days.

Example 1:

A Year	B Index Level	C Hypothetical Index Factor	D Hypothetical Fee Factor	E Indicative Value (per $50 Note)	F Investor Fee (per $50 Note)	G Annualized Index Return	H Annualized Note Return

A	B	B / Initial Index Level	(1-0.0075) N/365	50 × C × D	(50 × C) - E	G	H
0	161.44	1.00	1.000	$50.00	$0.00
1	134.00	0.83	0.993	$41.19	$0.31	-17.00%	-17.62%
2	93.64	0.58	0.985	$28.57	$0.43	-23.84%	-24.41%
3	122.69	0.76	0.978	$37.15	$0.85	-8.74%	-9.43%
4	119.47	0.74	0.970	$35.90	$1.10	-7.25%	-7.95%
5	113.01	0.70	0.963	$33.71	$1.29	-6.89%	-7.58%
6	98.48	0.61	0.956	$29.15	$1.35	-7.91%	-8.60%
7	103.32	0.64	0.949	$30.36	$1.64	-6.18%	-6.88%
8	119.47	0.74	0.942	$34.84	$2.16	-3.69%	-4.42%
9	132.38	0.82	0.934	$38.31	$2.69	-2.18%	-2.91%
10	158.21	0.98	0.927	$45.45	$3.55	-0.20%	-0.95%
11	198.57	1.23	0.921	$56.61	$4.89	1.90%	1.14%
12	238.93	1.48	0.914	$67.61	$6.39	3.32%	2.55%
13	266.38	1.65	0.907	$74.81	$7.69	3.93%	3.15%
14	264.76	1.64	0.900	$73.80	$8.20	3.60%	2.82%
15	303.51	1.88	0.893	$83.96	$10.04	4.30%	3.52%
16	330.95	2.05	0.887	$90.87	$11.63	4.59%	3.80%
17	395.53	2.45	0.880	$107.78	$14.72	5.41%	4.62%
18	405.21	2.51	0.873	$109.60	$15.90	5.25%	4.46%
19	448.80	2.78	0.867	$120.47	$18.53	5.53%	4.74%
20	516.61	3.20	0.860	$137.64	$22.36	5.99%	5.19%
21	581.18	3.60	0.854	$153.68	$26.32	6.29%	5.49%
22	631.23	3.91	0.847	$165.66	$29.84	6.39%	5.60%
23	686.12	4.25	0.841	$178.71	$33.79	6.49%	5.69%
24	794.28	4.92	0.835	$205.34	$40.66	6.86%	6.06%
25	910.52	5.64	0.828	$233.62	$48.38	7.16%	6.36%
26	989.63	6.13	0.822	$252.01	$54.49	7.22%	6.42%
27	1,026.76	6.36	0.816	$259.51	$58.49	7.09%	6.29%
28	1,122.01	6.95	0.810	$281.46	$66.04	7.17%	6.37%
29	1,241.47	7.69	0.804	$309.09	$75.41	7.29%	6.48%
30	1,452.96	9.00	0.798	$359.03	$90.97	7.60%	6.79%

Example 2:

A Year	B Index Level	C Hypothetical Index Factor	D Hypothetical Fee Factor	E Indicative Value (per $50 Note)	F Investor Fee (per $50 Note)	G Annualized Index Return	H Annualized Note Return

A	B	B / Initial Index Level	(1-0.0075)N/365	50 × C × D	(50 × C) - E	G	H
0	161.44	1.00	1.000	$50.00	$0.00
1	148.52	0.92	0.993	$45.66	$0.34	-8.00%	-8.69%
2	125.92	0.78	0.985	$38.42	$0.58	-11.68%	-12.34%
3	150.14	0.93	0.978	$45.46	$1.04	-2.39%	-3.12%
4	169.51	1.05	0.970	$50.94	$1.56	1.23%	0.47%
5	185.66	1.15	0.963	$55.38	$2.12	2.83%	2.06%
6	161.44	1.00	0.956	$47.79	$2.21	0.00%	-0.75%
7	164.67	1.02	0.949	$48.38	$2.62	0.28%	-0.47%
8	161.44	1.00	0.942	$47.08	$2.92	0.00%	-0.75%
9	158.21	0.98	0.934	$45.79	$3.21	-0.22%	-0.97%
10	156.60	0.97	0.927	$44.98	$3.52	-0.30%	-1.05%
11	151.75	0.94	0.921	$43.26	$3.74	-0.56%	-1.31%
12	177.58	1.10	0.914	$50.25	$4.75	0.80%	0.04%
13	156.60	0.97	0.907	$43.98	$4.52	-0.23%	-0.98%
14	163.05	1.01	0.900	$45.45	$5.05	0.07%	-0.68%
15	151.75	0.94	0.893	$41.98	$5.02	-0.41%	-1.16%
16	143.68	0.89	0.887	$39.45	$5.05	-0.73%	-1.47%
17	145.30	0.90	0.880	$39.59	$5.41	-0.62%	-1.36%
18	140.45	0.87	0.873	$37.99	$5.51	-0.77%	-1.51%
19	192.11	1.19	0.867	$51.57	$7.93	0.92%	0.16%
20	156.60	0.97	0.860	$41.72	$6.78	-0.15%	-0.90%
21	143.68	0.89	0.854	$37.99	$6.51	-0.55%	-1.30%
22	142.07	0.88	0.847	$37.28	$6.72	-0.58%	-1.33%
23	132.38	0.82	0.841	$34.48	$6.52	-0.86%	-1.60%
24	129.15	0.80	0.835	$33.39	$6.61	-0.93%	-1.67%
25	121.08	0.75	0.828	$31.07	$6.43	-1.14%	-1.89%
26	117.85	0.73	0.822	$30.01	$6.49	-1.20%	-1.94%
27	111.39	0.69	0.816	$28.15	$6.35	-1.36%	-2.10%
28	104.94	0.65	0.810	$26.32	$6.18	-1.53%	-2.27%
29	109.78	0.68	0.804	$27.33	$6.67	-1.32%	-2.06%
30	80.72	0.50	0.798	$19.95	$5.05	-2.28%	-3.02%

RISK FACTORS

Your investment in the Notes will involve certain risks. The Notes do not pay interest or guarantee any return of principal at, or prior to, maturity. Investing in the Notes is not equivalent to investing directly in any of the Index Components underlying the Index. In addition, your investment in the Notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks as well as the other information contained in this pricing supplement, the accompanying MTN prospectus supplement and base prospectus or incorporated by reference before you decide that an investment in the Notes is suitable for you. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Notes in light of your particular circumstances.

RISKS RELATED TO THE NOTES

Your Investment in the Notes May Result in a Loss

You will not receive any periodic interest payments on the Notes, and the Notes are not principally protected and therefore do not guarantee a return of principal at maturity or upon an early redemption date, as the case may be. The return on the Notes is linked to the performance of the Index and will depend on (1) whether, and the extent to which, the closing level of the Index on the applicable valuation date (including the final valuation date) exceeds the initial Index level and (2) the fee factor on the applicable valuation date (including the final valuation date). As a result, if the Notes were held to maturity and purchased at 100% of their original principal amount, the Index would have to appreciate by approximately 25.4% or more in order for you to receive your principal at maturity. IF THE INDEX DECLINES, YOU MAY LOSE UP TO 100% OF YOUR INVESTMENT IN THE NOTES.

Even if the Level of the Index at Maturity or Upon Early Redemption Exceeds the Initial Index Level, You May Receive Less Than the Principal Amount of Your Notes

Because the fee factor reduces the amount of your return at maturity or upon early redemption, the level of the Index must increase significantly (by approximately 25.4% or more, assuming you purchased the Notes at 100% of their original principal amount and held the Notes to maturity) in order for you to receive at least the principal amount of your investment at maturity or upon an early redemption date, as the case may be. If the level of the Index decreases or does not increase sufficiently to offset the fee factor, you will receive less than the principal amount of your investment at maturity or upon an early redemption date, as the case may be. Furthermore, since the fee factor is accumulated on a daily basis, the longer your Notes have been outstanding, the greater the extent to which the fee factor will reduce the returns on your Notes.

There Are Restrictions on the Number of Notes We Will Redeem on any Early Redemption Date and There Are Procedures You Must Follow in Order to Exercise Your Early Redemption Option

You must present for early redemption at least 50,000 Notes at one time in order to exercise your right to require us to redeem your Notes on any early redemption date. We will only redeem your Notes on an early redemption date if we receive a notice of early redemption from you by no later than 11:00 a.m. and a confirmation of early redemption by no later than 4:00 p.m., in each case, no later than the business day prior to the desired valuation date specified in the notice of early redemption (the “notice deadline date”) and follow the procedures set forth under “Description of Notes—Early Redemption Procedures”. If you comply with these procedures, the valuation date for the early redemption of your Notes will be the date specified in your notice of early redemption (unless such date is not a trading day, in which case the valuation date will be the next succeeding trading day) and the early redemption date will be the third business day following that valuation date (in each case, subject to postponement and adjustment due to a market disruption event, as described under “Description of Notes—Market Disruption Events”). If we do not receive your notice of early redemption by 11:00 a.m., or your confirmation of early redemption by 4:00 p.m., on or prior to the notice deadline date, your notice will not be effective on the notice deadline date and we will not redeem your Notes on the early redemption date corresponding to the valuation date specified in your notice of early redemption (or any other early redemption date, unless a duly completed and timely notice and confirmation of early redemption is delivered with respect to such other early redemption date). Your notice of early redemption and confirmation of early redemption will not be effective until we confirm receipt. See “Description of Notes—Early Redemption Procedures” for more information. You will have no right to require us to redeem your Notes on the day on which the Notes mature.

You Will Not Know the Early Redemption Value of the Notes at the Time You Elect to Require Us to Redeem Your Notes

Because an election to require us to redeem your Notes is irrevocable and a confirmation of early redemption must be received by us no later than 4:00 p.m. on the business day prior to the applicable valuation date, you will not know the early redemption value at the time that you must decide whether or not to exercise your early redemption rights on your Notes. As a result, you will be exposed to market risk in the event the market fluctuates after we confirm your notice of election to exercise your early redemption rights.

Many Economic and Market Factors Will Impact the Value of the Notes; these Factors Interrelate in Complex Ways and the Effect of any One Factor May Offset or Magnify the Effect of Another Factor

In addition to the level of the Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	supply and demand for the Notes, including inventory positions with any market maker;

•	the market price and dividend rate of the Index Components;

•	the withholding tax rate applicable to dividends paid with respect to an Index Component to a Luxembourg domiciled investor;

•	interest rates in the market generally;

•	the composition of the Index and changes in the Index Components;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	the credit ratings of Lehman Brothers Holdings Inc.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Notes may offset or enhance the effect of another.

The Return on Your Notes Will Only Reflect the Level of the Index on the Applicable Valuation Date

Because the payment at maturity or upon early redemption will be determined based on the index factor calculated using the Index closing level on the applicable valuation date, which is a single trading day prior to maturity or the early redemption date, as applicable, the level of the Index at other times during the term of the Notes will not impact the amount payable on the Notes upon early redemption or at maturity. Accordingly, the amount payable at maturity or upon early redemption will not increase as a result of any increase in the level of the Index on any date during the term of the Notes other than on the applicable valuation date. This difference could be particularly large if there is a significant decrease in the level of the Index prior to the relevant valuation date or if there is significant volatility in the Index closing level during the term of the Notes, especially on dates near the applicable valuation date.

There May Not Be an Active Trading Market in the Notes, and the Liquidity of any Market for the Notes May Vary Materially Over Time

Although the Notes are listed on NYSE Arca, there can be no assurance that a secondary market for the Notes will exist at any time. Certain affiliates of Lehman Brothers Holdings Inc. may engage in limited purchase and resale transactions in the Notes, although they are not required to do so. If they decide to engage in such transactions, they may stop at any time. We are not required to maintain any listing of the Notes on NYSE Arca or any other exchange.

As stated on the cover of this pricing supplement, we intend to sell a portion of the Notes on the issuance date, and the remainder of the Notes will be offered and sold from time to time through Lehman Brothers Inc., our affiliate, as agent. Also, the number of Notes outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the Notes. Accordingly, the liquidity of the market for the Notes, if any, could vary materially over the term of the Notes. While you may elect to require us to redeem your Notes prior to maturity, early redemption is subject to the conditions and procedures described elsewhere in this pricing supplement, including the condition that you must present for early redemption at least 50,000 Notes at one time in order to exercise your right to require us to redeem your Notes on any early redemption date.

The Tax Consequences of an Investment in the Notes are Uncertain

Investors should consider the tax consequences of investing in the Notes. No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in the Notes are not certain. Lehman Brothers Holdings Inc. is not requesting any ruling from the Internal Revenue Service with respect to the Notes and cannot assure you that the Internal Revenue Service will agree with the treatment described in this pricing supplement. The Internal Revenue Service could assert other characterizations that could affect the timing, amount and character of income or deductions. Lehman Brothers Holdings Inc. intends to treat, and by purchasing a Note, for all tax purposes, you agree to treat, a Note as a cash-settled financial contract, rather than as a debt instrument. You should consult your own tax advisor concerning the alternative characterizations. Neither Lehman Brothers Holdings Inc. nor any of its affiliates provide tax advice. See “Certain U.S. Federal Income Tax Consequences” in this pricing supplement.

Certain of Our, or Our Affiliates’, Activities may Adversely Affect the Value of Your Notes.

Lehman Brothers Inc. and other affiliates of ours trade the Index Components and other financial instruments related to the Index and the Index Components on a regular basis, for their accounts and for other accounts under their management. Lehman Brothers Inc. and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the Index. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the Notes. Any of these trading activities could potentially affect the level of the Index and, accordingly, could affect the value of the Notes and the amount, if any, payable to you at maturity or upon early redemption.

In addition, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of Notes with returns linked or related to changes in the level of the Index or the Index Components. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the Notes.

We, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the Notes by taking positions in the Index or the Index Components, or instruments whose value is derived from the Index or the Index Components. While we cannot predict an outcome, such hedging activity or other hedging or investment activity of ours could potentially increase the level of the Index as well as the initial Index level, and, therefore, effectively establish a higher level that the Index must achieve for you to obtain a positive return on your investment. From time to time, prior to maturity of the Notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Index or the Index Components, or instruments whose value is derived from the Index or the Index Components. We cannot assure you that any of these activities will not have a material impact on the level of the Index or the value of the Notes.

Potential Conflicts of Interest May Exist Between You and the Calculation Agent and Between You and Certain Third Parties

Lehman Brothers Inc., one of our affiliates, will act as a calculation agent with respect to the Notes. The Note calculation agent will determine, among other things, the initial Index level, the closing level of the Index on any valuation date, the index factor, the fee factor and the amount that we will pay you at maturity or upon early redemption. The Note calculation agent will also be responsible for determining whether a market disruption event has occurred, whether the Index has been discontinued and whether there has been a material change in the method of calculation of the Index. In performing these duties, Lehman Brothers Inc. may have interests adverse to the interests of the holders of the Notes, and such adverse interests may affect the return on your Notes, particularly where Lehman Brothers Inc., as the Note calculation agent, is entitled to exercise discretion.

Your dealer may receive a financial benefit for each additional year you retain your Notes if Lehman Brothers Inc. pays the dealer a selling concession that depends on the length of time you have held your Notes. Please see “Supplemental Plan of Distribution” in this pricing supplement.

Lehman Brothers Holdings Inc. Employees Holding the Notes Must Comply With Policies That Limit Their Ability to Trade the Notes and May Affect the Value of Their Notes

If you are an employee of Lehman Brothers Holdings Inc. or one of its affiliates, you may acquire the Notes only in compliance with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the Notes, you may not be able to purchase any Notes described in the relevant terms supplement from us and your ability to trade or sell any such Notes in the secondary market may be limited.

RISKS RELATED TO THE INDEX

Your Investment is Concentrated in the Private Equity Sector of North America, Europe and the Asia Pacific Region

All of the securities included in the Index are issued by companies whose primary line of business are directly associated with the private equity sector of North America, Europe and the Asia Pacific region.

The Amount Payable at Maturity or Upon Early Redemption Will Not be Adjusted for Changes in Exchange Rates That Might Affect the Index

Although some of the Index Components are traded in currencies other than U.S. dollars, and the Notes, which are linked to the Index, are denominated in U.S. dollars, the amount payable on the Notes at maturity will not be adjusted for changes in the exchange rate between the U.S. dollar and each of the currencies in which the Index Components are denominated.

Adverse Changes in Foreign Currency Exchange Rates Could Negatively Affect the Value of the Notes to the Extent Such Adverse Changes Negatively Impact the Level of the Index

To the extent that the trading price of an Index Component must be converted into U.S. dollars in order to calculate the level of the Index, an adverse change in the foreign exchange rate in which such stock is traded relative to the U.S. dollar will negatively affect the amounts payable on the Notes. Adverse changes in those currencies’ exchange rates relative to the U.S. dollar will negatively affect the level of the Index.

Of particular importance to potential currency exchange risks are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits between countries.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries, the United States and other countries important to international trade and finance.

An Investment in the Notes is Subject to Risks Associated With Non-U.S. Securities Markets

The Index includes Index Components that have been issued by non-U.S. companies. Investments in securities indexed to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

The prices of securities in non-U.S. jurisdictions may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws or other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

The securities markets on which certain Index Components are traded are not as large as the U.S. securities markets and have substantially less trading volume, which may result in a lack of liquidity and high price volatility relative to the U.S. securities markets. There is also a high concentration of market capitalization and trading volume in a small number of issuers representing a limited number of industries, as well as a high concentration of certain types of investors (including investment funds and other institutional investors) in these securities markets. As a result, the securities markets on which certain Index Components are traded may be subject to significantly greater risk and price volatility than the U.S. securities markets.

Time Differences Between the Cities Where the Index Components Trade and New York City may Create Discrepancies in Trading Levels

As a result of the time difference between the cities where the some of the Index Components trade and New York City (where the Notes may trade), there may be discrepancies between the levels of the Index and the trading prices of the Notes. In addition, there may be periods when the foreign securities markets are closed for trading (for example during holidays in a foreign country), as a result of which the levels of the Index remain unchanged for multiple trading days in New York City.

You Will Have No Shareholder Rights In Issuers of the Index Components

Investing in the Notes is not equivalent to investing in the Index Components. As a holder of the Notes, you will not have voting rights or any other rights that holders of the Index Components would have. Although the Index is a “net return” index, meaning that the Index assumes that any dividend distributions paid on the Index Components (after adjustment for withholding taxes on dividend distributions payable to a Luxembourg domiciled investor) are reinvested in the Index after the close of the applicable ex-dividend date, you will not have any rights to receive actual dividends or distributions.

S&P May Adjust the Index in a Way That Affects its Level and Adversely Affects the Value of Your Notes, and S&P Has No Obligation to Consider Your Interests

Standard & Poor’s (“S&P”), a division of The McGraw-Hill Companies, Inc. and the publisher of the Index, is responsible for calculating and maintaining the Index. We are not affiliated with S&P in any way (except for licensing arrangements discussed below in “The Index”) and have no way to control or predict its actions including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index.

S&P can add, delete or substitute the Index Components or make other methodological changes that could change the level of the Index. You should realize that the changing of companies included in the Index may affect the Index, as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, S&P may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of your Notes. S&P has no obligation to consider your interests in calculating or revising the Index. See “The Index.”

Neither Lehman Brothers Holdings Inc. nor any of its affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index or S&P contained in this pricing supplement or any public disclosure of information by S&P. You, as an investor in the Notes, should make your own investigation into the Index and S&P.

We Cannot Control Actions by the Companies Whose Common Stocks or Other Equity Securities That Make Up the Index

We are not affiliated with any of the companies whose stock is included in the Index. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the stocks underlying the Index or your Notes. None of the money you pay us will go to S&P or any of the companies whose stocks are included in the Index and none of those companies will be involved in the offering of the Notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the Notes in taking any corporate actions that might affect the value of your Notes.

You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Index and the Component Stocks that Comprise the Index

In the ordinary course of their businesses, affiliates of Lehman Brothers Holdings Inc. may from time to time express views on expected movements in the level of the Index or the Index Components. These views are sometimes communicated to clients who participate in markets in the Index Components. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time horizons and are subject to change. Moreover, other professionals who deal in markets for the Index Components may at any time have significantly different views from those of Lehman Brothers Holdings Inc. or its affiliates. In connection with your purchase of the Notes, you should investigate the Index and the Index Components and not rely on views which may be expressed by Lehman Brothers Holdings Inc. or its affiliates in the ordinary course of their businesses with respect to the Index or the Index Components. With respect to any of these activities, neither Lehman Brothers Holdings Inc. nor any of its affiliates have any obligation to take into consideration the interests of holders of the Notes.

You should make such investigation as you deem appropriate as to the merits of an investment linked to the Index. Neither the offering of the Notes nor any views which may from time to time be expressed by Lehman Brothers Holdings Inc. or its affiliates in the ordinary course of their businesses with respect to the Index or the Index Components constitutes a recommendation as to the merits of an investment in your Notes.

USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the Notes will be used, in whole or in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Notes. The balance of the proceeds, if any, will be used for general corporate purposes.

On or prior to the date of this pricing supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the Notes by taking positions in the Index Components, or instruments whose value is derived from the Index or the Index Components. While we cannot predict an outcome, such hedging activity could potentially increase the closing prices of the Index Components as well as the initial Index level, and, therefore, effectively establish higher closing prices that the Index Components must achieve as of the applicable valuation date, in order for you to receive at maturity or upon early redemption of the Notes more than the amount you originally invested in the Notes. From time to time, prior to maturity of the Notes, we may pursue a dynamic hedging strategy that may involve taking long or short positions in the Index Components or instruments whose value is derived from the Index or the Index Components. Although we have no reason to believe that any of these activities will have a material impact on the prices of the Index Components, the level of the Index or the value of the Notes, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No Note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

VALUATION OF THE NOTES

The market value of the Notes will be affected by several factors, many of which are beyond our control. We expect that generally the market value of the Notes will be affected by the level of the Index on any day more than by any other factors. Other factors that may influence the market value of the Notes include, but are not limited to, supply and demand for the Notes, the volatility of the Index, the market price of the Index Components, economic, financial, political, regulatory, or judicial events that affect the level of the Index or the market price of the Index Components and their dividends, the general interest rate environment, as well as the perceived creditworthiness of Lehman Brothers Holdings Inc. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the Notes prior to maturity.

Indicative Value

An intraday “indicative value” meant to approximate the intrinsic economic value of the Notes will be calculated and published by Standard & Poor’s (“S&P”), a division of The McGraw-Hill Companies, Inc., or a successor via the facilities of the Consolidated Tape Association under the ticker symbol “PPE.IV”. We use the term “indicative value” to refer to the value of the Notes at a given time determined based on the following equation:

Indicative Value = [Principal Amount per Note × (Current Index Level/Initial Index Level)] × Current Fee Factor

where:

Principal Amount per Note = $50;

Current Index Level = The most recent published level of the Index;

Initial Index Level = The closing level of Index on the inception date; and

Current Fee Factor = The most recent daily calculation of the fee factor with respect to your Notes, determined as described above.

S&P is not affiliated with Lehman Brothers Holdings Inc. and does not approve, endorse, review or recommend Lehman Brothers Holdings Inc. or the Notes.

The indicative value will be derived from sources deemed reliable, but S&P and its suppliers do not guarantee the correctness or completeness of the indicative value or other information furnished in connection with the Notes. S&P makes no warranty, express or implied, as to results to be obtained by Lehman Brothers Holdings Inc. or its affiliates, Lehman Brothers Holdings Inc.’s or its affiliates’ customers, holders of the Notes, or any other person or entity from the use of the indicative value or any data included therein. S&P makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the indicative value or any data included therein.

S&P, its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of S&P, its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the indicative value or the Notes, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. S&P shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the indicative value, from whatever cause. S&P is not responsible for the selection of or use of the Index or the Notes, the accuracy and adequacy of the Index or information used by Lehman Brothers Holdings Inc. or its affiliates and the resultant output thereof.

The indicative value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, early redemption or termination of your Notes, nor will it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads. Published Index levels from the Index Calculation Agent may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current Index level and therefore the indicative value of your Notes. Index levels provided by the Index Calculation Agent will not necessarily reflect the depth and liquidity of the underlying markets. For this reason and others, the actual trading price of the Notes may be different from their indicative value.

As discussed under “Description of Notes—Payment Upon Early Redemption”, you may, subject to certain restrictions and procedures, choose to require us to redeem your Notes prior to maturity. If you elect to require us to redeem your Notes on a particular early redemption date, you will receive a cash payment on such date in an amount equal to the applicable early redemption value, which will equal (1) the principal amount of your Notes times (2) the index factor on the applicable valuation date times (3) the fee factor on the applicable valuation date. You must present for early redemption at least 50,000 Notes at one time in order to exercise your right to require us to redeem your Notes on any early redemption date.

DESCRIPTION OF NOTES

The following description of the terms of the Notes supplements the description of the general terms of the Notes set forth under “Description of the Notes” in the accompanying MTN prospectus supplement and “Description of Debt Securities” in the accompanying base prospectus. Capitalized terms used but not defined in this pricing supplement have the meanings assigned in the accompanying base prospectus or MTN prospectus supplement.

General

The Notes are senior unsecured debt obligations of Lehman Brothers Holdings Inc. that are linked to the S&P Listed Private Equity Index® Net Return (U.S. dollar), referred to herein as the “Index”. The Notes are a series of securities referred to in the accompanying base prospectus and MTN prospectus supplement. The Notes will be issued by Lehman Brothers Holdings Inc. under an indenture dated September 1, 1987, as amended or supplemented from time to time, between us and Citibank, N.A., as trustee. We may, without the consent of the holders of the Notes, create and issue additional notes ranking equally with the Notes and otherwise similar in all respects so that such additional notes shall be consolidated and form a single series with the Notes. If there is substantial demand for the Notes, we may issue additional Notes frequently. We may consolidate the additional notes to form a single class with the outstanding Notes.

The Notes do not pay interest and do not guarantee any return of principal at, or prior to, maturity. Instead, at maturity or upon early redemption you will receive a payment in cash, the amount of which will vary depending on the performance of the Index.

The Notes will be issued in denominations of $50 and integral multiples thereof. The Notes will be represented by one or more permanent global notes registered in the name of DTC or its nominee, as described under “Description of the Notes—Forms of Notes” in the MTN prospectus supplement and “Description of Debt Securities—Information in the Prospectus Supplement” in the base prospectus.

We will not pay you interest during the term of the Notes.

Payment at Maturity

If you hold your Notes to maturity, you will receive a cash payment at maturity that is linked to percentage change in the level of the Index between the inception date and the final valuation date stated on the cover of this pricing supplement. Your cash payment at maturity will be equal to (1) the principal amount of your Notes times (2) the index factor on the final valuation date times (3) the fee factor on the final valuation date.

The index factor on the final valuation date will be equal to the final Index level divided by the initial Index level. The initial Index level is the closing level of the Index on the inception date and the final Index level is the closing level of the Index on the final valuation date.

The fee factor, determined in accordance with the formula set forth below, is equal to (x) one minus the annual investor fee, raised to the power of (y) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365. The annual investor fee is equal to 0.75%.

Number of Days Since Inception
Fee Factor = (1 – 0.0075)	365

Maturity Date

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. If the final valuation date is postponed, then the maturity date will be the third business day following the postponed final valuation date. The Note calculation agent may postpone the final valuation date – and therefore the maturity date – if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date, all as described under “—Market Disruption Events” below.

In the event that payment at maturity is deferred beyond the stated maturity date due to a market disruption event, no additional interest will accrue or be payable with respect to that deferred payment.

Payment Upon Early Redemption

You may, subject to certain restrictions and procedures, elect to require us to redeem your Notes prior to maturity. If you elect to require us to redeem your Notes on a particular early redemption date, you will receive a cash payment on such date in an amount equal to the applicable early redemption value, which will equal (1) the principal amount of your Notes times (2) the index factor on the applicable valuation date times (3) the fee factor on the applicable valuation date. You must present for early redemption at least 50,000 Notes at one time in order to exercise your right to require us to redeem your Notes on any early redemption date. Your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions), but not you individually in combination with other investors, may bundle your Notes for early redemption with those of other investors to reach this minimum. We may from time to time in our sole discretion reduce, in part or in whole, the minimum number of Notes required to effect an early redemption. Any such reduction will be applied on a consistent basis for all holders of Notes at the time the reduction becomes effective.

The index factor on the relevant valuation date is the closing level of the Index on that day divided by the initial Index level. The initial Index level is the closing level of the Index on the inception date.

The fee factor, determined in accordance with the formula set forth below, is equal to (x) one minus the annual investor fee, raised to the power of (y) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365. The annual investor fee is equal to 0.75%.

Number of Days Since Inception
Fee Factor = (1 – 0.0075)	365

In order to effect an early redemption of your Notes, you must notify us of your election to exercise your early redemption option one business day prior to the applicable valuation date, as described under “—Early Redemption Procedures”. If you comply with these procedures, we will redeem your Notes on the early redemption date, which is the third business day following the applicable valuation date.

Valuation Dates

The valuation date is the trading day on which the Note calculation agent determines the amount payable on your Notes on the maturity date or an early redemption date, as the case may be. If you hold your Notes to maturity, the valuation date will be February 22, 2038, which we refer to as the “final valuation date” (or if such day is not a trading day, the next succeeding trading day). If we redeem your Notes prior to maturity at your request, the valuation date will be the date specified in your notice of early redemption (or if such day is not a trading day, the next succeeding trading day). In each case, the valuation date is subject to postponement and adjustment due to a market disruption event, as described under “Description of Notes—Market Disruption Events”.

The valuation date on which it is intended that a valuation of all of the Index Components (and, hence, the Index) be performed is sometimes referred to in this pricing supplement as a “scheduled valuation date.” The occurrence of a market disruption event may, however, result in the valuation of the Index Components over a period of one or more days following the scheduled valuation date, as described under “—Market Disruption Events”. The single day on which, or the last day in a period of days over which, all Index Components have been valued in connection with a scheduled valuation date is the “effective valuation date.” Depending on the context, references to the term “valuation date” may be references to either a scheduled valuation date or an effective valuation date. If, with respect to a scheduled valuation date, all Index Components are valued on a scheduled valuation date, that date will also be the effective valuation date with respect to the scheduled valuation date. In no event will any scheduled valuation date be postponed by more than eight trading days.

A “trading day” is a day, as determined in good faith by the Note calculation agent, on which the exchanges on which each of the Index Components is scheduled to be (or, but for the occurrence of a market disruption event, would have been) open for trading during its regular trading session (notwithstanding any such exchange closing prior to its scheduled closing time).

Early Redemption Procedures

You may, subject to the requirements described above, on any business day during the term of the Notes, exercise your option to require us to redeem your Notes. To elect to require us to redeem your Notes, you must instruct your broker or other person with whom you hold your Notes (each, a “broker/agent”) to take the following steps on your behalf:

•

No later than the business day prior to the desired valuation date specified in your notice of early redemption (the “notice deadline date”), your broker/agent must deliver to us via email, and we must receive no later than 11:00 a.m., New York City time, on or prior to the notice deadline date, a duly completed notice of early redemption, which is attached as Annex A to this pricing supplement. If we receive your notice by the time specified in the preceding sentence, we will respond by sending your broker/agent a form of confirmation of early redemption, which is attached as Annex B to this pricing supplement;

•

Upon receipt from us of the form of confirmation of early redemption, your broker/agent must deliver the signed confirmation of early redemption to us via facsimile in the specified form by 4:00 p.m., New York City time, on or prior to the notice deadline date. We or our affiliate must acknowledge receipt in order for your confirmation to be effective. If your notice and confirmation are received within the deadlines above on any business day on or prior to the notice deadline date, the valuation date for the early redemption of your Notes will be the date you have specified in your notice of early redemption (provided, however, that if such date is not a trading day, the valuation date will be the next succeeding trading day) and the early redemption date will be the third business day following that valuation date (in each case, subject to postponement and adjustment due to a market disruption event, as described under “—Market Disruption Events”);

•

On the valuation date, your broker/agent must instruct your DTC custodian to book a delivery vs. payment trade with respect to your Notes at a price equal to the applicable early redemption value, facing Lehman Brothers DTC 074; and

•

Your broker/agent must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable early redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Notes in respect of such deadlines. If we do not receive your notice of early redemption by 11:00 a.m., or your confirmation of early redemption by 4:00 p.m., on or prior to the notice deadline date, your notice will not be effective on the notice deadline date and we will not redeem your Notes on the early redemption date corresponding to the valuation date specified on the notice of early redemption (or any other early redemption date, unless a duly completed and timely notice and confirmation of early redemption is delivered with respect to such other early redemption date). Any early redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable. You may only specify a trading day from February 21, 2008 to February 21, 2038, inclusive, as the desired valuation date on your notice of early redemption.

Market Disruption Events

As set forth under “—Payment at Maturity” and “—Payment Upon Early Redemption” above, the Note calculation agent will determine the level of the Index on each valuation date, including the final valuation date, by reference to the closing level of the Index published by the Index Calculation Agent on that day. If a market disruption event relating to one or more Index Component is in effect on a scheduled valuation date, the Note calculation agent will calculate the index level for that day in good faith in accordance with the formula for and method of calculating the Index last in effect prior to commencement of the market disruption event, using:

•

for each Index Component that did not suffer a market disruption event on the scheduled valuation date, the settlement price on the applicable Relevant Exchange of such Index Component on the scheduled valuation date, and

•

for each Index Component that did suffer a market disruption event on the scheduled valuation date, the settlement price of such Index Component on the applicable Relevant Exchange on the next succeeding Index Component trading day on which no market disruption event occurs or is continuing with respect to such Index Component;

provided, however, that if a market disruption event has occurred or is continuing with respect to such Index Component on each of the eight trading days following the scheduled valuation date, then (a) the eighth trading day shall be deemed the valuation date with respect to such scheduled valuation date and (b) the Note calculation agent will determine the price for any Index Contract for which a market disruption event has occurred or is continuing on such eighth trading day in its sole and absolute discretion, taking in to account the latest available quotation for the price of such Index Component and any other information that in good faith it deems relevant.

A “market disruption event” means:

•

the occurrence or existence of a suspension, absence or material limitation of trading of the Index Component (or such security) on the primary market for the Index Component (or such security) at any time during the one hour period preceding the close of the principal trading session in such market;

•

a breakdown or failure in the price and trade reporting systems of the primary market for the Index Component (or such security) as a result of which the reported trading prices for the Index Component (or such security) during the last one hour period preceding the close of the principal trading session in such market are materially inaccurate;

•

the occurrence or existence of a suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the Index Component (or such security), if available, at any time during the last one hour period preceding the close of the principal trading session in the applicable market; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts,

in each case as determined by the calculation agent in its sole discretion.

For the purpose of determining whether a market disruption event has occurred:

•

a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

•

limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by the NYSE, any other U.S. self-regulatory organization, the Securities Exchange Commission or any other relevant authority of scope similar to NYSE Rule 80B as determined by the calculation agent in its sole discretion) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts on the Index Component (or such security) by the primary securities market trading in such contracts, if available, by reason of:

o	a price change exceeding limits set by such securities exchange or market,

o	an imbalance of orders relating to such contracts, or

o	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Index Component (or such security); and

•

a suspension, absence or material limitation of trading on the primary securities market on which futures or options contracts related to the Index Component (or such other security) are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

“Relevant exchange” means the primary exchange or market of trading for any security (or any combination thereof) then included in the Index or any successor index.

Discontinuation of the Index; Alteration of Method of Calculation

S&P has no obligation to continue to publish the Index, and may discontinue publication of the Index at any time in its sole discretion. If S&P discontinues publication of the Index and S&P or another entity publishes a successor or substitute index that the Note calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “successor index”), then any closing level of the Index will be determined by reference to the level of such successor index at the close of trading on the NYSE, the AMEX, the NASDAQ National Market or the relevant exchange or market for the successor index on each valuation date. Upon any selection by the Note calculation agent of a successor index, the Note calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the Notes.

If S&P discontinues publication of the Index prior to, and such discontinuation is continuing on a valuation date, and the Note calculation agent determines, in its sole discretion, that no successor index is available at such time, or the Note calculation agent has previously selected an S&P Listed Private Equity Index® Net Return (U.S. dollar) successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on, such valuation date or other relevant date, or if S&P (or the publisher of any successor index) fails to calculate and publish a closing level for the Index (or any successor index) on any date when it would ordinarily do so in accordance with its customary practice, then the Note calculation agent will determine the closing level of the Index for such date. The closing level of the Index will be computed by the Note calculation agent in accordance with the formula for and method of calculating the Index or successor index, as applicable, last in effect prior to such discontinuation, or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each Index Component most recently composing the Index or successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the Index may adversely affect the value of the Notes.

As used herein, “closing price” of an Index Component, on any particular day, means the last reported sales price for that Index Component on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the Index Component is not listed or traded on a bulletin board, then the closing price of the Index Component will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings pays or receives upon the purchase or sale of the Index Component used to hedge Lehman Brothers Holdings’ obligations under the Notes. The “relevant exchange” for any Index Component (or any combination thereof then underlying the Index or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such Index Component.

If at any time the method of calculating the Index or a successor index, or the level thereof, is changed in a material respect, or if the Index or an successor index is in any other way modified so that the Index or such successor index does not, in the opinion of the Note calculation agent, fairly represent the level of the Index or such successor index had such changes or modifications not been made, then the Note calculation agent will, at the close of business in New York City on each date on which the closing level of the Index is to be determined, make such calculations and adjustments as, in the good faith judgment of the Note calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the Note calculation agent will calculate the closing level of the Index with reference to the Index or such successor index, as adjusted. Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), then the Note calculation agent will adjust its calculation of the Index or such successor index in order to arrive at a level of the Index or such successor index as if there had been no such modification (e.g., as if such split had not occurred).

Events of Default and Acceleration

In case an event of default (as described in the base prospectus) with respect to any Note shall have occurred and be continuing, the amount that may be declared due and payable upon any acceleration of the Notes per $50 principal amount Note will be determined by the Note calculation agent and will be an amount in cash equal to the amount payable at maturity per $50 principal amount Note as described under “—Payment at Maturity,” calculated as if the date of acceleration were the maturity date and the third business day preceding the date of acceleration were the final valuation date. If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Note calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the Notes as promptly as possible and in no event later than two business days after the date of acceleration.

Manner of Payment and Delivery

Any payment on or delivery of the Notes at maturity or upon early redemption will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

A business day is any day that is not a Saturday, a Sunday or a day on which banking institutions generally are authorized or obligated by law or executive order to be closed in New York City.

Role of the Note Calculation Agent

Initially, Lehman Brothers Inc. will serve as the Note calculation agent. We may change the Note calculation agent after the original issue date of the Notes without notice. The Note calculation agent will, in its sole discretion, make all determinations regarding the value of the Notes for purposes of determining any amounts payable at maturity or upon early redemption, market disruption events, business days, trading days, the index factor, the fee factor, the default amount, the initial Index level, the closing level of the Index on any valuation date, the maturity date, early redemption dates, the amount payable in respect of your Notes at maturity or upon early redemption and any other calculations or determinations to be made by the Note calculation agent as specified herein. Absent manifest error, all determinations of the Note calculation agent will be final and binding on you and us, without any liability on the part of the Note calculation agent or the Index Calculation Agent. You will not be entitled to any compensation from us, the Note calculation agent or the Index Calculation Agent for any loss suffered as a result of any of the above determinations by the Note calculation agent or the Index Calculation Agent.

THE INDEX

Overview

The S&P Listed Private Equity Index® Net Return (U.S. dollar) consists of 30 leading listed private equity companies that meet size, liquidity, exposure and activity requirements. The Index is designed to provide tradable exposure to the leading publicly listed companies in the private equity sector. The Index includes private equity stocks from North America, Europe and the Asia Pacific region, which are trading on developed market exchanges.

The Index

We have derived from publicly available information all information contained in this pricing supplement regarding the Index, including, without limitation, its make-up, its method of calculation and changes in its components. Such information reflects the policies of, and is subject to change by, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”). We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the Index may be obtained at the S&P website (www.spglobal.com). Information contained in the S&P website is not incorporated by reference in, and should not be considered part of, this pricing supplement.

You can obtain the level of the Index at any time from the Bloomberg® service under the symbol “SPLPEQNT” or from the S&P website at www.spglobal.com.

Figure 1. Index Components as of February 12, 2008

Symbol	Issuer of Index Component	Country	GICS®	Sector	Price
III	3I Group	United Kingdom	40	Financials	18.03
ABSP	Absolute Private Equity AG	Sweden	N/A	Financials	108.50
ALD	Allied Capital Corp.	United States	40	Financials	21.86
ACAS	American Capital Strategies Ltd	United States	40	Financials	34.55
AINV	Apollo Investment Corp	United States	40	Financials	14.95
ARCC	Ares Capital Corp	United States	40	Financials	12.98
AQU	Arques Industries AG	Germany	40	Financials	22.44
BCM	Babcock and Brown Capital Limited	Australia	40	Financials	3.38
CODI	Compass Diversified Trust	United States	40	Financials	14.10
DEA	DeA Capital S.p.A.	Italy	40	Financials	2.44
ELTA	Electra Private Equity PLC	United Kingdom	N/A	Financials	32.42
RF	Eurazeo	France	40	Financials	118.37
FIG	FORTRESS INVESTMENT GRP-CL A	United States	40	Financials	12.40
GIMB	Gimv NV	Belgium	40	Financials	69.24
HTGC	Hercules Technology Growth Capital Inc	United States	40	Financials	11.94
ICP	INTERMEDIATE CAPITAL GROUP	United Kingdom	40	Financials	31.46
ICGE	Internet Capital Group Inc	United States	45	Information Technology	9.07
8595	Jafco Co.	Japan	40	Financials	32.84
8518	Japan Asia	Japan	40	Financials	4.73
KPE	KKR Private Equity Investors LLP	Guernsey	40	Financials	16.22
MCGC	MCG Capital Corp	United States	40	Financials	12.17
OCX	ONEX CORPORATION SV	Canada	40	Financials	32.66
PGHN	Partners Group AG	Switzerland	40	Financials	136.60
PSEC	Prospect Energy Corp	United States	40	Financials	14.64
RATOB	Ratos AB	Sweden	40	Financials	28.58
SIVB	SVB Financial Group	United States	40	Financials	46.93
SVI	SVG Capital PLC	United Kingdom	N/A	Financials	14.71
BX	The Blackstone Group	United States	40	Financials	16.83
9715	Trans Cosmos Inc	Japan	45	Information Technology	10.71
MF	Wendel Investissement	France	20	Industrials	104.73

Index Composition, Maintenance and Calculation

The Index was developed by S&P and is calculated, maintained and published by S&P. A combination of quantitative and qualitative criteria is used to determine the composition of the Index. The Index Components must meet qualitative criteria related to exposure to the private equity business, frequency of investments and citations in industry literature to ensure that they are representative of the listed private equity market. They also must meet quantitative criteria related to size and liquidity to ensure investability and tradability.

Constituent weights are driven by liquidity, with no single stock having a weight of more than 7.5% in the Index at the time of rebalancing, as described below.

Selection Criteria

The candidates for inclusion in the Index are drawn from the universe of all publicly listed companies in S&P’s CapitalIQ (“CIQ”) database that have the following terms in their business description:

•	Acquisitions
•	Business Development Company
•	Buyout
•	Mezzanine
•	Recapitalization
•	Principal Investment
•	Private Equity
•	Venture Capital

Publicly listed investment companies, business development companies, investment trusts, special purpose acquisition vehicles and fund of funds that engage in the private equity business are all eligible for inclusion in the Index.

Real estate income trusts, property trusts, blank check companies and companies whose primary business is in energy exploration and transportation or mining are excluded from the universe of eligible candidates. S&P believes companies such as these have a high degree of idiosyncratic or sector-specific risk that makes them inaccurate representatives of the listed private equity universe.

After identifying qualifying companies, S&P reviews business descriptions and publicly available documentation of the remaining candidates and assigns an exposure score of 1, 0.5 or 0 as follows:

Exposure Score = 1. Companies whose primary business is private equity investing. This includes mezzanine debt, venture capital investing, buy-outs, seed investing and other forms of principal investing in unlisted entities.

Exposure Score = 0.5. Holding companies that have significant private equity holdings or specialty companies that have a specific private equity niche in areas such as retailing, energy or intellectual property commercialization.

Exposure Score = 0. Companies that have minimal private equity exposure as measured by assets or investments as a percentage of their overall business.

Eligibility Factors

The universe is then further narrowed to an investable set of stocks based on the following criteria:

•	Market Capitalization: Stocks must have a total market capitalization above a “Market Capitalization Threshold” as of the Reference Date of each year. The Market Capitalization Threshold as of December 7, 2007, is $250,000,000.

•	Liquidity: Stocks must have three months’ average daily trading value above the “Liquidity Threshold” as of the Reference Date of each year. As of December 7, 2007, the Liquidity Threshold is $1,000,000, but the Liquidity Threshold is subject to change at each rebalancing according to market conditions.

•	Listing Venues: The stocks must be trading on a developed market exchange and trade.

•	Volume: The stock must trade, on average, at least 10,000 shares a day for the 12-month period preceding the appropriate Reference Date.

Stocks that have an exposure score of 1 or 0.5 and pass the tradability criteria above form the “Investable Universe”.

Activity Criteria

Companies in the Investable Universe are then evaluated along two qualitative parameters—“Literature Citations” and “Number of Investments”:

•	Literature Citations: S&P researches the number of times each of the companies in the Investable Universe is mentioned in leading industry trade journals during the 18-month period preceding the Reference Date. As of December 7, 2007, the journals used are:
•	Buyouts
•	European Venture Capital Journal
•	Journal of Private Equity
•	Private Equity Week
•	U.K. Venture Capital Journal
•	Venture Capital
•	Venture Capital Journal

•	Number of Investments: the number of deals a company in the Investable Universe has been involved in for the four quarters preceding the Reference Date, as determined by S&P, using sources such as the CIQ database, Bloomberg and the company’s news releases for deal information.

“Reference Dates” for the eligibility screens are the last trading date of June and December of each year. These two parameters are used to make a qualitative judgment about the current activity of the companies in the Investable Universe. Companies not considered active are removed from consideration, and the companies in the Investable Universe that meet these criteria form the “Selection Universe”.

Index Construction

The construction methodology for the Index utilizes a liquidity-driven weighting scheme, using the divisor methodology described under “—Index Calculations —Divisor Methodology”. Of the companies that form the “Selection Universe,” the 30 most liquid stocks with an Exposure Score of 1 will form the Index Components. If there are fewer than 30 qualifying stocks with an Exposure Score of 1, the most liquid stocks with a score of 0.5 are added, until the count reaches 30.

Constituent Weightings

The weighting scheme of the Index addresses two (often conflicting) objectives:

•	The need of product issuers for high Index Component liquidity in a section of the market that has very few highly liquid securities.

•	The need to comply with regulatory restrictions on concentration, such as the Undertakings for Collective Investments in Transferable Securities in Europe, and the Internal Revenue Service and exchange listings requirements in the U.S.

To achieve these two objectives, the weight for each Index Component is set at each Rebalancing Time using an optimization algorithm that has the following constraints and goal:

Constraints:

1.	Every Index Component must have a weight no greater than 7.5% at each Rebalancing Time.
2.	The sum of the weights of all Index Components with weights of more than 4.0% must be less than 36%.
3.	If the Index contains Index Components with an Exposure Score of 0.5, the sum of those Index Components’ weights must not exceed 15%.

Goal:

Maximize the daily basket trading limit, which is based on historical value traded and represents the maximum size of the basket (of weighted Index Components) that can be traded if 100% of the market volume is demanded for the smallest volume stock in the Index.

Given the non-smooth nature of the optimization problem, the optimization is done using a non-deterministic evolutionary algorithm that switches over to traditional methods on an as-needed basis. S&P uses publicly available commercial software (Premium SolverTM Version 6.5 from Frontline Systems) to perform the optimization algorithm.

Index Calculations

Price Return Index Calculation

The Price Return Index Value is calculated by means of a divisor methodology, which is described in “—Divisor Methodology”. The Price Return Index Value is the Index Market Value divided by the Index Divisor (as defined in ” —Divisor Methodology”); provided, however, that the actual level of the Index is subject to adjustment for the payment of dividends on the Index Components as described under “—Net Return Index Calculation”. On any given date t:

“Price Return Index Value t” = Index Market Value t / Index Divisor t

“Index Market Value t ” =	(Index Shares i, t) × (Price i, t)

“Index Shares” is set (at t = Rebalancing Time) in the following manner such that for the ith Index Component:

“Index Shares Rebalancing Time, i” = (1,000,000 × W Rebalancing Time, i) / Price Rebalancing Time, i

where W Rebalancing Time, i is the weight for the ith Index Component at each Rebalancing Time, as derived using the optimization algorithm described under “—Index Construction—Constituent Weightings”, and Price Rebalancing Time, i is the price of the ith Index Component at the Rebalancing Time.

In order to maintain Index continuity, the Index Divisor is adjusted at the Rebalancing Time.

(Price Return Index Value) before rebalancing = (Price Return Index Value) after rebalancing

Therefore,

(Index Divisor) after rebalancing = (Index Market Value) after rebalancing / (Price Return Index Value) before rebalancing

Net Return Index Calculation

The “net return” feature assumes dividends paid on any Index Component are, after adjustment for withholding taxes described below, reinvested in the Net Return Index after the close of business on the applicable ex-dividend date. The effect of such dividend reinvestment is reflected in a “Net Return Index Value”, derived, indirectly, from Price Return Index Values and relevant dividend amounts. On any given date t:

“Net Return Index Value t” = (Net Return Index Value t – 1) × (Net Return Multiplier t)

“Net Return Multipliert” = [Price Return Index Valuet + Index Dividend Pointst]

                                             Price Return Index Valuet – 1

“Index Dividend Points t” =	(Index Shares) i, t × [[(Ex – dividends) i, t × (1 - Luxembourg Withholding Rate i, t)] / Divisor t]

where the “Luxembourg Withholding Rate i, t” equals the withholding tax rate applicable to dividend distributions at time “t” paid with respect to an Index Component “i” to Luxembourg domiciled investors. For the avoidance of doubt, “Index Shares” and “Divisor” in the formula above are equal to the “Index Shares” and “Divisor” values used for the calculation of the price return index.

The “Rebalancing Time” is the closing on the third Friday of July and January of each year. The Investable Universe is sampled and Index Components are selected and weighted at each of these Rebalancing Times. The index base date is November 21, 2003. The base value is 1,000. An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

Divisor Methodology

The actual total Index Market Value of the Index Components on the Index base date has been set equal to an indexed value of 1,000. In practice, the daily calculation of the Index is computed by dividing the Index Market Value (i.e., the total market value of the Index Components) by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the Index, it is the only link to the original base level of the Index. The Index Divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the Index.

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs.

To prevent the level of the Index from changing due to corporate actions, all corporate actions that affect the total Index Market Value of the Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Index Market Value resulting only from the corporate action, the level of the Index remains constant. This helps maintain the level of the Index as an accurate barometer of market performance of stocks in the private equity sector and ensures that the movement of the Index does not reflect the corporate actions of individual companies in the Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the Index closing level.

The table below summarizes the types of Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment

Spin-Off	No weight change. The Price is adjusted to the price of the parent company minus (price of spun-off company/share exchange ratio). Index Shares change so that the company’s weight remains the same as its weight before the spin-off.	No

Type of Corporate Action	Comments	Divisor Adjustment

Rights Offering	The Price is adjusted to the price before the rights issuance minus (price of the rights offering/rights ratio). Index Shares change so that the company’s weight remains the same as its weight before the rights offering.	No

Stock Split	Index Shares is multiplied by, and the Price is divided by, the split factor.	No

Share Issuance or Share Repurchase	None. The number of a company’s actual shares outstanding plays no role in the daily Index calculation.	No

Special Dividends	The Price of the Index Component as to which the special dividend payment is made is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes

Delisting, acquisition or any other corporate action resulting in the deletion of the stock from the Index	Stock is dropped from the Index. No replacements are made until the next semi-annual rebalancing.	Yes

License Agreement with S&P

Lehman Brothers Holdings Inc. is expected to enter into a non-exclusive license agreement with S&P, which grants Lehman Brothers Holdings Inc. and certain of its affiliated or subsidiary companies a license, in exchange for a fee, to use the Index in connection with certain securities, including the Notes.

The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., which we refer to as S&P. S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the Index to track general stock market performance. S&P’s only relationship to Lehman Brothers Holdings Inc. is the licensing of certain trademarks and trade names of S&P without regard to Lehman Brothers Holdings Inc. or the Notes. S&P has no obligation to take the needs of Lehman Brothers Holdings Inc. or the holders of the Notes into consideration in determining, composing or calculating the Index. S&P is not responsible for and has not participated in the determination of the timing, price or quantity of the Notes to be issued or in the determination or calculation of the amount due at maturity of the Notes. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P LISTED PRIVATE EQUITY INDEX® NET RETURN (U.S. DOLLAR) OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LEHMAN BROTHERS HOLDINGS INC., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P LISTED PRIVATE EQUITY INDEX® NET RETURN (U.S. DOLLAR) OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P LISTED PRIVATE EQUITY INDEX® NET RETURN (U.S. DOLLAR) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“STANDARD & POOR’S® ”, “S&P®” AND “S&P LISTED PRIVATE EQUITY INDEX® NET RETURN” ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND ARE EXPECTED TO BE LICENSED FOR USE BY LEHMAN BROTHERS INC. AND SUB-LICENSED FOR USE BY LEHMAN BROTHERS HOLDINGS INC. THIS

TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P AND S&P MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE NOTES.

Historical Performance

We obtained the Index closing level and graph below from Bloomberg Financial Markets and, accordingly, we make no representation or warranty as to their accuracy or completeness. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the valuation dates. We cannot give you any assurance that the performance of the Index will result in any amount in excess of the principal amount.

The following graph sets forth the daily historical performance of the Index from November 21, 2003 through February 15, 2008. The closing level of the Index on February 15, 2008 was $159.92.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax consequences of the purchase, ownership, and disposition of the Notes as of the date of this pricing supplement. If any information in the accompanying base prospectus or MTN prospectus supplement is inconsistent with this pricing supplement, you should rely on the information in this pricing supplement.

Except where noted, this summary deals only with a Note held as a capital asset by a United States holder (as defined below) who purchases the Note on original issue at its initial offering price and it does not deal with special situations. For example, except where noted, this summary does not address:

•

tax consequences to holders of Notes who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, pass-through entities, tax-exempt entities or insurance companies;

•	tax consequences to persons holding Notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to holders of Notes whose “functional currency” is not the U.S. dollar;

•	alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.

If a partnership holds our Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our Notes, you should consult your tax advisors.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date of this pricing supplement. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

Certain aspects of the United States federal income tax treatment of securities such as the Notes are not clear. If you are considering the purchase of Notes, you should consult your own tax advisors concerning the United States federal income tax consequences of investing in the Notes in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

United States holders

The following discussion is a summary of certain United States federal income tax consequences that will apply to you if you are a United States holder of Notes.

For purposes of this discussion, a United States holder is a beneficial owner of a Note that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any State thereof, or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons has the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

A non-United States holder is a beneficial owner (other than a partnership) of Notes that is not a United States holder.

General

No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in the Notes are not certain. No ruling is being requested from the Internal Revenue Service with respect to the Notes and no assurance can be given that the Internal Revenue Service will agree with the treatment described herein. Lehman Brothers Holdings Inc. intends to treat, and by purchasing a Note, for all tax purposes, you agree to treat, a Note as a cash-settled financial contract, rather than as a debt instrument. If you take a contrary position, you may be required to disclose such contrary position on a statement attached to your timely filed United States federal income tax return for the taxable year in which a Note is acquired. You should consult your own tax advisor concerning alternative characterizations. Except where noted, the remainder of this discussion assumes that this treatment is correct, although no assurance is given in this regard.

Sale, exchange or other disposition, or cash settlement upon maturity

Upon the receipt of cash on the maturity date of the Notes, you will recognize gain or loss. The amount of that gain or loss will be the extent to which the amount of the cash received differs from your tax basis in the Note. Your tax basis in a Note generally will equal the amount you paid to acquire the Note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, Lehman Brothers Holdings Inc. intends to report any such gain or loss to the Internal Revenue Service in a manner consistent with the treatment of that gain or loss as capital gain or loss. If that gain or loss is treated as capital gain or loss, then any such gain or loss will generally be long-term capital gain or loss if you have held the Note for more than one year as of the maturity date. If you are an individual, long-term capital gains will be subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations. Notwithstanding the foregoing, see “—Potential application of the constructive ownership rules” below.

Upon a sale, exchange or other disposition (including an early redemption) of a Note prior to the maturity date, you will recognize gain or loss in an amount equal to the difference between the amount of cash received and your tax basis in the Note. Any such gain or loss will be treated as capital gain or loss. If you have held the Note for more than one year as of the date of such sale, exchange or other disposition (including an early redemption), any such capital gain or loss will generally be long-term capital gain or loss. If you are an individual, long-term capital gains will be subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Notwithstanding the foregoing, see “—Potential application of the constructive ownership rules” below.

Potential application of the constructive ownership rules

A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in any pass-thru entity (which includes a regulated investment company, a partnership, a passive foreign investment company, or a trust). Under the “constructive ownership” rules, if an investment in the Notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a United States holder in respect of a Note will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the United States holder (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the United States holder in taxable years prior to the taxable year of the sale, exchange or settlement (including an early redemption) of the Notes (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or settlement (including an early redemption) of the Notes).

Although the matter is not certain, an investment in the Notes should not be treated as a constructive ownership transaction under Section 1260 of the Code. The Internal Revenue Service, however, could possibly assert that Section 1260 of the Code should apply to the Notes or could issue future guidance interpreting Section 1260 of the Code in a manner that would cause an investment in the Notes to be treated as a constructive ownership transaction. If Section 1260 of the Code were to apply to the Notes, it is not entirely clear to what extent any long-term capital gain recognized by a United States holder in respect of the Notes would be recharacterized as ordinary income. Accordingly, United States holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules to an investment in the Notes.

Alternative characterizations

There can be no assurance that the Internal Revenue Service will agree with the foregoing treatment of the Notes, and it is possible that the Internal Revenue Service could assert another treatment and a court could agree with such assertion. For instance, it is possible that the Internal Revenue Service could seek to treat the Notes as debt, in particular because the Notes in form are debt instruments. For example, the Internal Revenue Service could seek to apply the regulations governing contingent payment debt obligations. Those regulations would require you to accrue interest income at a market rate, and generally would characterize gain and, to some extent, loss as ordinary rather than capital. The Internal Revenue Service could also assert other characterizations that could affect the timing, amount and character of income or deductions.

Recent tax law developments

On December 7, 2007, the Internal Revenue Service released a Notice indicating that the Internal Revenue Service and the Treasury Department are considering and seeking comments as to whether holders of instruments similar to the Notes should be required to accrue income on a current basis over the term of the Notes, regardless of whether any payments are made prior to maturity. In addition, the Notice provides that the Internal Revenue Service and the Treasury Department are considering related issues, including, among other things, whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether such instruments should be subject to the special “constructive ownership rules” contained in Section 1260 of the Code. It is not possible to predict what changes, if any, will be adopted, or when they will take effect. Any such changes could affect the amount, timing and character of income, gain or loss in respect of the Notes, possibly with retroactive effect. Holders are urged to consult their tax advisors concerning the impact of the Notice on their investment in the Notes. Subject to future developments with respect to the foregoing, Lehman Brothers Holdings Inc. intends to continue to treat the Notes for United States federal income tax purposes in accordance with the treatment described herein.

Non-United States holders

The following discussion is a summary of certain United States federal tax consequences that will apply to you if you are a non-United States holder of Notes. We will not attempt to ascertain whether any stock underlying the Index would be treated as a United States real property interest within the meaning of Section 897(c)(1) of the Code. If one or more stocks underlying the Index were so treated, certain adverse United States federal income tax consequences could possibly apply to a non-United States holder upon the sale, exchange or other disposition (including an early redemption) of the Notes. You should refer to information filed with the SEC by such issuers of stocks underlying the Index and consult your tax advisor regarding the possible consequences to you, if any, if an issuer of stock underlying the Index is or becomes a United States real property holding corporation.

Special rules may apply to you if you are a controlled foreign corporation, passive foreign investment company, a corporation that accumulates earnings to avoid United States federal income tax, or an individual who is a United States expatriate and therefore subject to special treatment under the Code. Also, as discussed above, alternative characterizations of a Note for United States federal income tax purposes are possible, which could result in the imposition of United States federal income or withholding tax on the sale, exchange or other disposition (including an early redemption) of the Notes or on payments received with respect to the Notes on the maturity date. You should consult your own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to you.

United States federal withholding tax

Based on the treatment of the Notes as cash-settled financial contracts, you should not be subject to United States federal withholding tax on payments upon any sale, exchange or other disposition (including an early redemption) of the Notes or on payments received on the maturity date in respect of the Notes.

United States federal income tax

Based on the treatment of the Notes as cash-settled financial contracts, any gain realized upon the sale, exchange or other disposition (including an early redemption) of the Notes or on payments received on the maturity date in respect of a Note generally will not be subject to United States federal income tax unless (1) the gain is effectively connected with a trade or business in the United States of a non-United States holder, or (2) in the case of a non-United States holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition (including an early redemption) or in which the maturity date occurs, and certain other conditions are met.

United States federal estate tax

If you are an individual non-United States holder of Notes, Notes held by you at the time of death may be included in your gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

If you are a United States holder of Notes, information reporting requirements will generally apply to all payments received by you or upon the sale, exchange or other disposition (including an early redemption) of a Note, unless you are an exempt recipient such as a corporation. Backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, a certification of exempt status, or if you fail to comply with applicable certification requirements.

If you are a non-United States holder of Notes, Lehman Brothers Holdings Inc. generally must report annually to the Internal Revenue Service and to you the amount of all payments paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. In general, you will not be subject to backup withholding with respect to payments Lehman Brothers Holdings Inc. makes to you provided that Lehman Brothers Holdings Inc. does not have actual knowledge or reason to know that you are a United States holder and you provide your name and address on an Internal Revenue Service Form W-8BEN and certify, under penalties of perjury, that you are not a United States holder. Alternative documentation may be applicable in some situations. Special certification rules apply to holders that are pass-through entities. In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding regarding the proceeds of the sale of a Note made within the United States or conducted through United States-related financial intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States holder, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We intend to sell a portion of the Notes on the inception date at 100% of their stated principal amount. The remainder of the Notes will be offered and sold from time to time at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.

In connection with this offering, Lehman Brothers Inc. will sell the Notes to dealers as principal, and such dealers may then resell Notes to the public at varying prices that the dealers will determine at the time of resale. In addition, such dealers may make a market in the Notes, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement and the accompanying base prospectus and MTN prospectus supplement) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a Note covered by this prospectus that they acquire from other holders after the original offering and sale of the Notes, or they may sell a Note covered by this prospectus in short sale transactions. This prospectus will be deemed to cover any short sales of Notes by market participants who cover their short positions with Notes borrowed or acquired from us or our affiliates in the manner described above.

With respect to each Note sold, Lehman Brothers Inc. will be entitled to receive as underwriting compensation a fee equal to a portion of the annual investor fee (as described under “Description of Notes—Payment at Maturity” and “Description of Notes—Payment Upon Early Redemption”), provided that aggregate underwriting compensation will not exceed a total of 8% of proceeds. Lehman Brothers Inc. may pay selling concessions to other dealers on an annual basis (the amount of which concessions may depend on the length of time investors hold the Notes) or on an annualized basis (reflecting payment of a concession amount determined at the time of sale).

We have, or our affiliate has, entered into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

No action has been or will be taken by us, Lehman Brothers Inc. or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying base prospectus or MTN prospectus supplement, other than in the United States. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying base prospectus or MTN prospectus supplement or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the agents or any dealer.

Each agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, or will represent and agree, that it, to the best of its knowledge after due inquiry, (1) will comply with all applicable laws and regulations in force in any jurisdiction in which it offers or sells the Notes or possesses or distributes this pricing supplement and the accompanying base prospectus or MTN prospectus supplement and (2) will obtain any consent, approval or permission required by it for the offer or sale by it of the Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such offers or sales. We shall not have responsibility for any agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

The initial settlement date for the Notes will be the third business day following the inception date (which is referred to as a “T+3” settlement cycle).

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the Notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts, Keogh plans and other arrangements subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“Parties in Interest”) with respect to such Plans. As a result of our business, we are a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the Notes by or on behalf of the Plan would be a prohibited transaction under Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable class, statutory or administrative exemption (as described below) or there was some other basis on which the transaction was not prohibited.

Accordingly, the Notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under Prohibited Transaction Class Exemption (“PTCE”) 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor or there is some other basis on which the purchase and holding of the Notes is not prohibited, such as the exemption for certain transactions involving non-fiduciary service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code (the “Service Provider Exemption”). Each purchaser or holder of the Notes or any interest therein, and each person making the decision to purchase or hold the Notes on behalf of any such purchaser or holder will be deemed to have represented and warranted in both its individual capacity and its representative capacity (if any), that on each day from the date on which the purchaser acquires its interest in the note to the date on which the purchaser disposes of its interest in the note, that such purchaser, by its purchase or holding of the Notes or any interest therein that (a) its purchase and holding of the Notes is not made on behalf of or with “plan assets” of any Plan or Plan Asset Entity or (b) its purchase and holding of the Notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code and neither Lehman Brothers Holdings Inc. nor any of its affiliates is acting as a fiduciary (within the meaning of Section 3(21)) of ERISA in connection with the purchase or holding of the Notes and has not provided any advice that has formed or may form a primary basis for any investment decision concerning the purchase or holding of the Notes.

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”). Each purchaser or holder of the Notes or any interest therein, and each person making the decision to purchase or hold the Notes on behalf of any such purchaser or holder, by its purchase or holding of the Notes or any interest therein, will be deemed to have represented and warranted in both its individual capacity and its representative capacity (if any), on each day from the date on which such purchaser, holder or person acquires its interest in the Notes to the date on which such purchaser, holder or person disposes of its interest in the Notes, that (a)(i) its purchase and holding of the Notes is not made on behalf of or with “plan assets” of any Plan or Plan Asset Entity or (ii) it is a Plan or Plan Asset Entity and its purchase and holding of the Notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code and (b) neither Lehman Brothers Holdings Inc. nor any of its affiliates is acting as a fiduciary (within the meaning of Section 3(21)) of ERISA in connection with the purchase or holding of the Notes or has provided any advice that has formed or may form a primary basis for any investment decision concerning the purchase or holding of the Notes.

Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14, the Service Provider Exemption, or some other basis on which the acquisition and holding is not prohibited.

Each purchaser and holder of the Notes has exclusive responsibility for ensuring that its purchase and holding of the Notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any Notes to any plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

ANNEX A

NOTICE OF EARLY REDEMPTION

To: [•]

Subject: Opta Exchange-Traded Notes due February 25, 2038, Notice of Early Redemption, CUSIP No. 52522L756

[BODY OF CORRESPONDENCE]

Name of holder: [ ]

Number of Notes to be redeemed: [ ]

Desired Valuation Date: [•], [ ], 20[ ]

(You may only specify a trading day from February 21, 2008 to February 21, 2038, inclusive, as your desired valuation date)

Contact Name: [ ]

Telephone #: [ ]

Acknowledgement: I acknowledge that the Notes specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the Notes are satisfied. I acknowledge that if the valuation date that I specified above is not a trading day, the applicable valuation date will be the next succeeding trading day.

A-1

ANNEX B

CONFIRMATION OF EARLY REDEMPTION

<<SAMPLE>>

Dated:

Lehman Brothers Holdings Inc.

Lehman Brothers Inc., as Note calculation agent

Fax: 646-834-0526

Dear Sirs:

The undersigned holder of Lehman Brothers Holdings Inc.’s $250,000,000 Medium-Term Notes, Series I, Opta Exchange-Traded Notes due February 25, 2038, CUSIP No. 52522L756 (the “Notes”) hereby irrevocably elects to exercise, on the early redemption date of                     , with respect to the number of Notes indicated below, as of the date hereof, the right to require Lehman Brothers Holdings Inc. to redeem the Notes, as described in the prospectus relating to the Notes (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The valuation date with respect to such early redemption is scheduled to be                     , the first trading day on or after the date specified by you in the notice of early redemption. The early redemption date is scheduled to be                     , the third business day following the valuation date. Both the valuation date and the early redemption date will be subject to postponement and adjustment as described under “Description of Notes—Valuation Dates” in the prospectus.

The undersigned certifies to you that it will (1) instruct its DTC custodian with respect to the Notes (specified below) to book a delivery vs. payment trade on the valuation date (which may be subject to postponement or adjustment at the discretion of Lehman Brothers Inc.) with respect to the number of Notes specified below at a price per Note equal to the applicable early redemption value, facing Lehman Brothers DTC 074 and (2) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the early redemption date.

Very truly yours,

[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Notes surrendered for early redemption:

B-1

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

(You must present for early redemption at least 50,000 Notes at one time in order to exercise your right to require us to redeem your Notes on any early redemption date.)

B-2

U.S.$250,000,000

LEHMAN BROTHERS HOLDINGS INC.

Medium-Term Notes, Series I

Opta Exchange-Traded Notes

due February 25, 2038

Linked to the S&P Listed Private Equity Index® Net Return (U.S. dollar)

PRICING SUPPLEMENT

FEBRUARY 20, 2008

(INCLUDING MTN PROSPECTUS SUPPLEMENT

DATED MAY 30, 2006 AND

PROSPECTUS

DATED MAY 30, 2006)